Exhibit 3.5

AMENDMENT TO THE
CERTIFICATE OF INCORPORATION
OF I. A. EUROPE GROUP, INC.

    I. A. Europe Group, Inc., a Delaware corporation (the “Company”), certifies that:

    1. Section 1 of the Certificate of Incorporation is amended to read as follows:

       1.  The name of the corporation is Ghost Technology, Inc. (the “Company”).

    2. In accordance with Section 242 of the Delaware General Corporation Law, the proposed amendment to Section 1 of the Certificate of Incorporation has been approved by the unanimous consent of the Board of Directors and by holders of a majority of the voting power of outstanding capital stock.  Prompt notice has been given as provided by Section 228 of the Delaware General Corporation Law to all stockholders who did not consent.

    IN WITNESS WHEREOF, the undersigned has executed this Amendment to the Certificate of Incorporation as of the 8th day of April 2008.

I. A. EUROPE GROUP, INC.

By:_________________________________________
                                                                                      Victor Minca, President and Chief Executive Officer